5805 State Bridge Road, Suite G328

Duluth, Ga. 30097

April 18, 2016

BBV International Consulting, LLC.

420 Technology Parkway, Suite 200

Norcross, GA 30092

Attention: Mr. Lawrence Sands, COB

Re: Proposal to Purchase the Assets of the Business of BBVI Consulting and its wholly owned subsidiaries.

Dear Mr. Sands:

This letter is intended to summarize the principal terms of a proposal being considered by Medical Innovation Holdings, Inc. (“Buyer”) regarding its possible acquisition of substantially all of the assets, specifically customer/client relationships along with revenue opportunities and business transactions, of BBVI Consulting, that is in the business of providing strategic investment support and revenue growth opportunities in international markets. BBVI (“Seller”) specializes in revenue generation, technology consulting, and financial consulting services. The possible acquisition of the Business is referred to as the “Transaction” and Buyer and Seller are referred to collectively as the “Parties.” The companies have a consulting engagement currently in place working on joint opportunities in several international and domestic locations.

1. Acquisition of Certain Business Transaction and Relationships and Purchase Price.

(a) Subject to the satisfaction of the conditions described in this Letter, at the closing of the Transaction, Buyer would acquire substantially all of the business transactions, client contacts and relationships, of the Business (the “Assets”), free and clear of all encumbrances, at the purchase price set forth in Section 1(b).

(b) The purchase price for the Assets will be determined upon examination of financial records, and client relationships. The purchase price (the “Purchase Price”) is expected to be in the form of restricted stock.

(c) Buyer will confirm the Purchase Price based on a completed review of the business financials and pending revenue transactions for the period April 1, 2016 to April 30, 2017.

2. Proposed Definitive Agreement. As soon as reasonably practicable after the execution of this Letter, the Parties shall commence to negotiate a definitive purchase agreement (the “Definitive Agreement”) relating to Buyer’s acquisition of the Assets, to be drafted by Buyer’s counsel. The Definitive Agreement would include the terms summarized in this Letter and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this Letter. The Parties shall also commence to negotiate ancillary agreements to be drafted by Buyer’s counsel, including (i) an escrow agreement, (ii) a bill of sale, and (iii) an assignment and assumption agreement. If necessary, upon the execution of the Definitive Agreement, the Seller will retain an Auditor with PCAOB qualifications to complete a full financial Audit.

3. Conditions. Buyer’s obligation to close the proposed Transaction will be subject to customary conditions, including:

(a) Buyer’s satisfactory completion of due diligence;

(b) the Board of Directors of Buyer and Seller approving the Transaction;

(c) the Parties’ execution of the Definitive Agreement and the ancillary agreements;

(d) the receipt of any regulatory approvals and third party consents, on terms satisfactory to Buyer;

(e) Seller and its affiliates entering into restrictive covenants, in a form acceptable to Buyer, agreeing not to: (i) compete with the Business for five years following the closing, and (ii) hire or solicit any employee of the Business or encourage any such employee to leave such employment for a period of three years following the closing; and

(f) there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business.

4. Due Diligence. From and after the date of this Letter, Seller will authorize its management to allow Buyer and its advisors full access to the facilities, records, key employees and advisors of the Business for the purpose of completing Buyer’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the financial, legal, tax, environmental, intellectual property and labor records and agreements of the Business, and any other matters as Buyer’s accountants, tax and legal counsel, and other advisors deem relevant.

5. Employment Arrangements. Buyer at its discretion, offer employment to substantially all of the employees of the Business and would expect the Seller’s management to use its reasonable best effort to assist Buyer to employ those individuals, under similar terms and conditions that those employees are currently employed.

6. Covenants of Seller. During the period from the signing of this Letter through the execution of the Definitive Agreement, Seller will: (i) conduct the Business in the ordinary course in a manner consistent with past practice, (ii) maintain its properties and other assets in good working condition (normal wear and tear excepted), and (iii) use its best efforts to maintain the Business and employees, customers, assets and operations as an ongoing concern in accordance with past practice.

7. Exclusivity.

(a) In consideration of the expenses that Buyer has incurred and will incur in connection with the proposed Transaction, Seller agrees that until such time as this Letter has terminated in accordance with the provisions of paragraph 8 (such period, the “Exclusivity Period”), neither it nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates (an “Acquisition Proposal”) to acquire all or any portion of the Business or the Assets, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Buyer. Seller agrees to immediately notify Buyer if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request or offer, and will provide Buyer with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this Letter, Seller shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. Seller represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter.

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(b) If within the Exclusivity Period, Seller does not execute definitive documentation for the Transaction reflecting the material terms and conditions for the Transaction set forth in this Letter or material terms and conditions substantially similar thereto (other than as a result of either the mutual agreement by Buyer and Seller to terminate this Letter or to change such material terms and conditions in any material respects or the unilateral refusal of Buyer to execute such definitive documentation), then Seller shall pay to Buyer an amount equal to the reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel, accountants and other advisors and whether incurred prior to or after the date hereof) incurred by Buyer in connection with the proposed Transaction, which amount shall be payable in same day funds on the day that is the first business day after the Exclusivity Period.

8. Termination. This letter will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the Definitive Agreement by Buyer and Seller, (ii) mutual agreement of Buyer and Seller, and (iii) 12 PM on April 24, 2017. Notwithstanding anything in the previous sentence, paragraphs 7(b),10, 11 and 13 shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination.

9. Bid Expiration. This offer will remain in effect until 12 PM, EST time, on April 24, 2017 unless accepted or rejected by Seller, or withdrawn by Buyer prior to that time.

10. GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF GEORGIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF GEORGIA.

11. Confidentiality. This Letter is confidential to the Parties and their representatives and is subject to the confidentiality agreement entered into between Buyer and Seller on which continues in full force and effect.

12. No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter.

13. Expenses. Except as set forth in Section 7(b),the Parties will each pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction.

14. No Binding Agreement. This Letter reflects the intention of the Parties, but for the avoidance of doubt neither this Letter nor its acceptance shall give rise to any legally binding or enforceable obligation on any Party, except with regard to paragraphs 7 through 13 hereof. No contract or agreement providing for any transaction involving the Business shall be deemed to exist between Seller and Buyer and any of its affiliates unless and until a final definitive agreement has been executed and delivered.

15. Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

SIGNATURE PAGE FOLLOWS

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If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to the attention of Arturo Sanchez.

Very truly yours,

Medical Innovation Holdings, Inc.

By:
Name:	Arturo Sanchez
Title:	CEO

Agreed to and accepted:

BBVI Consulting

By:
Name:	Lawrence Sands
Title:	COB

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